Exhibit 107_FILING FEE

 CALCULATION OF FILING FEE TABLES

Table 1 – Transaction Valuation

Security Type	Security Class	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Subordinate Voting Shares, no par value	Other(2)	20,000,000(3)	$1.50(2)	$30,000,000.00	0.00014760	$4,428.00
Total Offering Amounts					$30,000,000.00		$4,428.00
Total Fee Offsets							—
Net Fee Due							$4,428.00

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), we are also registering an indeterminable number of Subordinate Voting Shares that may be issued under the Amended and Restated 2018 Long-Term Incentive Plan (the “Plan”) in connection with stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Subordinate Voting Shares as reported on the OTCQX tier of the OTC Markets on August 7, 2024.
(3)	Represents an additional 20,000,000 Subordinate Voting Shares reserved for issuance under the Plan.